Exhibit 4.5

XXXXXXX(CERT DESPATCH NOTE 1)XXXX26
XXXXXXX(CERT DESPATCH NOTE 2)XXXX27
XXXXXXX(CERT DESPATCH NOTE 3)XXXX28
XXXXXXX(CERT DESPATCH NOTE 4)XXXX29
XXXXXXX(CERT DESPATCH NOTE 5)XXXX30
XXXXXXX(CERT DESPATCH NOTE 6)XXXX31
XXXXXXX(CERT DESPATCH NOTE 7)XXXX32
XXXXXXX(CERT DESPATCH NOTE 8)XXXX33
XXXXXXX(CERT DESPATCH NOTE 9)XXXX34

TEAR HERE

		SHARE CERTIFICATE		V619/02

CERTIFICATE NO.	L/A CODE	INVESTOR CODE	DATE	AMOUNT IN FIGURES
XXXXXX01	XXX03	XXXXXXXXX07	DD-MMM-YY05	***************.***06

SUMMIT CORPORATION PLC

(Incorporated and Registered in England and Wales with No. 05197494)

THIS IS TO CERTIFY that the undermentioned is/are the registered holder(s) of Ordinary Shares of 1p each in

SUMMIT CORPORATION PLC subject to the Articles of Association of the Company.

NAME(S) OF HOLDER(S)	AMOUNT IN WORDS
XXXXX(MAIN HOLDER NAME LINE 1)XXX48	*XXXXXXXX(AMOUNT IN WORDS 1)XXXXXX*55
XXXXX(MAIN HOLDER NAME LINE 2)XXX49	*XXXXXXXX(AMOUNT IN WORDS 2)XXXXXX*56
XXXXX(MAIN HOLDER NAME LINE 3)XXX50	*XXXXXXXX(AMOUNT IN WORDS 3)XXXXXX*57
XXXXX(MAIN HOLDER NAME LINE 4)XXX51	*XXXXXXXX(AMOUNT IN WORDS 4)XXXXXX*58
XXXXX(MAIN HOLDER NAME LINE 5)XXX52
XXXXXXXX(JOINT NAMES LINE 1)XXXXX17
XXXXXXXX(JOINT NAMES LINE 2)XXXXX18
XXXXXXXX(JOINT NAMES LINE 3)XXXXX19
XXXXXXXX(JOINT NAMES LINE 4)XXXXX20
XXXXXXXX(JOINT NAMES LINE 5)XXXXX21

THIS CERTIFICATE HAS BEEN DULY ISSUED AND AUTHORISED BY THE COMPANY IN ACCORDANCE WITH ITS ARTICLES OF ASSOCIATION.

NOTE: Any change in the ownership of the above (either in total or in part) will be registered only if both the transfer and this certificate are lodged with the Company’s Registrar:

Capita Asset Services, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU.

THIS DOCUMENT IS VALUABLE AND SHOULD BE KEPT IN A SAFE PLACE